                                                Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-75632

                              Prospectus Supplement
                     (To Prospectus dated February 14, 2002)


                                 TERADYNE, INC.

                                  $400,000,000

             3.75% CONVERTIBLE SENIOR NOTES DUE OCTOBER 15, 2006 AND THE COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE NOTES

                                -----------------

         This prospectus supplement relates to the resale by the holders of Teradyne, Inc. 3.75% Convertible Senior Notes due October 15, 2006 and the shares of common stock, par value $.125 per share, issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated February 14, 2002. The terms of the notes are set forth in the prospectus.

                                -----------------

         SEE THE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR THE COMMON STOCK.

                                -----------------

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by superceding the information with respect to persons previously listed in the prospectus that are listed below:

                                                                 PRINCIPAL AMOUNT AT
                                                                  MATURITY OF NOTES                             NUMBER OF
                                                                 BENEFICIALLY OWNED       PERCENTAGE OF     CONVERSION SHARES
NAME                                                              THAT MAY BE SOLD      NOTES OUTSTANDING    THAT MAY BE SOLD
----                                                             ------------------     -----------------   -----------------
Susquehanna Capital Group                                           3,000,000                   *                115,384
Credit Suisse First Boston Corporation                              6,500,000                 1.63%              249,999
Aristeia Trading, LLC                                               2,750,000                   *                105,769


---------------
    *Less than 1%

                              ---------------------

            The date of this Prospectus Supplement is March 29, 2002.